                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

           -----------------------------------------------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): AUGUST 8, 2002
         --------------------------------------------------------------

                              HANOVER DIRECT, INC.
          -------------------------------------------------------------
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                     1-12082
                       ----------------------------------
                            (COMMISSION FILE NUMBER)

          DELAWARE                                              13-0853260
----------------------------                              ----------------------
(STATE OR OTHER JURISDICTION                                 (I.R.S. EMPLOYER
      OF INCORPORATION)                                   IDENTIFICATION NUMBER)

       115 RIVER ROAD
    EDGEWATER, NEW JERSEY                                          07020
----------------------------                                  --------------
    (ADDRESS OF PRINCIPAL                                       (ZIP CODE)
     EXECUTIVE OFFICES)



       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (201) 863-7300
                               -------------------


--------------------------------------------------------------------------------
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 9. REGULATION FD DISCLOSURE.

            On August 8, 2002, Hanover Direct, Inc. (the "Company") issued a press release announcing results for the thirteen and twenty-six weeks ended June 29, 2002. A copy of such press release is furnished under this Form 8-K pursuant to Regulation FD.

            Hanover Direct, Inc. (the "Company") held a conference call on Thursday, August 8, 2002 at 1 p.m. Eastern Time to review the Fiscal 2002 first half operating results with participants. The following is an unofficial transcript of the conference call:

Operator:      Ladies and gentlemen, thank you for standing by. Welcome to the
               Hanover Direct first half Fiscal 2002 results conference call.

               During the presentation all participants will be in a listen-only mode. Afterwards you will be invited to participate in the question-and-answer session. At that time if you have a question, please press the 1 followed by the 4 on your telephone. As a reminder this conference is being recorded Thursday, August 8, 2002.

               I would now like to turn the conference over to Sarah Hewitt, with the law firm of Brown Raysman. Please go ahead, ma'am.

Sarah Hewitt:  Good morning. In a few moments Tom Shull, the company's Chief
               Executive Officer, and Ed Lambert, the company's Chief Financial Officer, will discuss Hanover Direct's second quarter and first half Fiscal 2002 operating results, and answer any questions you may have.

               Such discussion as well as the answers to your questions may include a number of forward-looking statements. In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, please be advised that the company's actual result could differ materially from these forward-looking statements. Additional information that could cause actual results to differ materially is contained in the company's Quarterly Report on Form 10-Q for the first fiscal quarter ended March 30, 2002, and the company's Annual Report on Form 10-K for the fiscal year ended December 29, 2002, each as filed, and the company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2002, soon to be filed, with the SEC, all of which may be obtained from the public reference facilities maintained by the Securities and Exchange Commission in

               Washington, D.C. and at the regional offices of the SEC in New York City and Chicago, or from the SEC's web site located at www.sec.gov, as well as from the offices of the American Stock Exchange in New York City.

               Hanover Direct always tries to provide the maximum information possible to its shareholders and the investment public, consistent with its legal obligations. In light of its status as a public company, the need to avoid selective disclosures and SEC restrictions including regulations such as Regulation FD, company management does not generally respond to requests for material non-public information.

               If one of your questions calls for disclosure of material non-public information, Tom and Ed may not be able to respond to it in this call. We hope you understand.

               Ed.

Ed Lambert:    Thank you very much, Sarah. This is Ed Lambert, Chief Financial
               Officer of Hanover Direct. And we'd like to welcome all of you to the first half Fiscal 2002 conference call. I'm joined by Tom
               Shull, our Chairman and Chief Executive Officer.

               And what I'll be doing is giving a quick summary of our first half and second quarter financial results. I'll be touching on updating some guidance for the company going forward, and I'll also be touching on the status of some of the potential sales of divisions or assets.

               Because of the topics we'll be covering, it's anticipated that we'll be filing an 8-K with a transcript of this call, including the Q&A session here, later.

               I'm very happy at the outset to report tremendous results for the company, and that we've achieved the first - the best first half results from ongoing operations since 1994 as well as the first positive second quarter net earnings from ongoing operations since 1994.

               I will touch base on both the second quarter and the first half results interchangeably.

               With regards to the second quarter, we are recording net earnings of $1.8 million of positive net earnings. We did have positive net earnings last year, but that included the results of after tax gains from the sale of the Improvements business and the Kindig Lane property. If you were to take out those gains, on a pro forma basis, the earnings improved by $13.1 million over second quarter of last year.

               From a standpoint of EBITDA, we're reporting EBITDA of $5 million for the 13-week period ended June 29. That is an improvement of $12.0 million over the EBITDA for the prior year period.

               With regard to the first half, we have - overall results, we have net earnings essentially break-even. I think it's $6,000 to the positive, but break-even for the first half. Again, if you were to take out the after tax gains resulting from the sale of Improvements and Kindig Lane, this represents an improvement of $18.9 million over the prior year. We're reporting EBITDA for that 26-week period ended June 29 of $6.4 million. That's an improvement of $16.4 million in EBITDA from the first half for the prior year.

               So we're very happy with the results, and the pro forma profit improvements of $13.1 million for the second quarter and $18.9 million for the total first half are due to the successful implementation of the strategic re-alignment program that began at the beginning of last year, and that we've kept you updated on.

               Let me give you some idea of some of the components that go within that improvement.

               There were, for example, reductions in special charges. Last year, we had recorded special charges of $6.1 million in the first half, and we're reporting $200,000 for this year. So G&A expenses have decreased considerably. They're only 22.9 % for the 26-week ending this year versus 27.7% for the prior year. Those reductions are due to a decrease in catalog printing and postage cost.

               In addition, G&A costs on an absolute dollar basis have gone down; on a percentage basis they are roughly the same as where we were last year. So if you look at all expense categories, we've seen improvements over the prior year. And again, that is due to the successful implementation of the strategic re-alignment program for the business.

               And in terms of net revenues, net revenues decreased by $54.4 million over the prior year period. The majority of this was due to the loss of the Improvements business, which was sold at the end of June of last year. There are also some other catalogs that have been discontinued such as Domestications Kitchen & Garden, Encore, Turiya, and such. Those had contributed $6.0 million in terms of revenues for the prior year. We have also scaled back on some unprofitable third party business; that accounts for a portion as well. The remaining decrease in revenues is related to planned reductions in unprofitable circulation, and there is some softness in the demand on certain brands.

               But overall, again, we are very, very happy with these results, and very pleased to report the best results for the first half since 1994.

               With regards for our guidance going forward, we - at the beginning of the year - had set our target at $9 million of EBITDA, which is our plan for the year. Given the uncertain economic climate, we are going to give guidance of somewhere between $9 and $10 million. Obviously, we are well ahead of our plan for the year in terms of EBITDA, but, again, given the uncertain economic climate, we want to just slightly amend our previous guidance and stick to - for the EBITDA for this year -- somewhere between $9 and $10 million.

               With regards to the sales of strategic assets, we had reported in the first half of the year that we were actively marketing the Gump's unit. We have had sales - excuse me - we have had discussions with a number of parties with regards to that. Unfortunately none of those were strategic buyers; they were just financial buyers and it has been our assessment that, given the improving performance of Gump's, it's in the best interest of the shareholders if we were to continue the turnaround that is ongoing there in the integration of the Gump's retail and catalog unit, and to no longer actively market the Gump's business. We may revisit that in the first half of next year, but, again, based on the interest we have from certain parties, we believe that it's firmly in the shareholders' interest to retain and continue the improvement we see in that business.

               Those are the summary topics that I wanted to cover. Of most interest to us is to address the questions that you might have, so I would open it up to questions. Unless, Tom, do you want to add any other points at this time?

Tom Shull:     Thanks, Ed. I just want to underscore the fact that our continued
               commitment is to restoring the value of the brands - the five brands that we are focused on now - and that's really the heart of our strategy - to continue to build value in those brands going forward to increase shareholder value.

Ed Lambert:    Thank you very much. And I'd be happy if the operator would open it up for questions at this time.

Operator:      Thank you.

               Ladies and gentlemen, if you wish to register a question for today's question-and-answer session, you will need to press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you wish to withdraw your polling request, you may do so by pressing the 1 followed by the 3. If you're on a speakerphone, please pick up your hand set before entering your request.

               One moment please, for the first question.

               Kyle Krueger, with Apollo Capital, please proceed with your question.

Kyle Krueger:  Good morning.

Tom Shull:     Hi, Kyle. How are you?

Kyle Krueger:  Nice quarter. Let me ask you - I've got a series of questions, and usually there's only about three of us. So I'm just kind of going down the line in no particular order.

               You reported results thru the end of June. In July a number of retailers have reported a, you know, very significant deterioration or fall-off in sales. Have you seen that sort of a fall-off in sales in the month of July?

Ed Lambert:    Actually, we did see softness in sales particularly in the middle two weeks of July. So we track pretty closely what was going on in the retail market.

Kyle Krueger:  Right.

Ed Lambert:    We've been very heartened to see that those sales have come back, you know, much closer to plan for the last two weeks, most recent two weeks. But that has influenced the guidance we're giving for the remainder of the year.

Tom Shull:     We have also process - we've experienced solid results in early
               August. But it's obviously premature to project anything from here, but, you know, we're working to continue in August the way it is now, then we would certainly meet our planned EBITDA in August.

Kyle Krueger:  Right, right. Yeah, just a little surprised. Given the strength and the results that you, you know, kind of basically stuck to your guidance. But I understand that it's a very difficult environment out there, that's for sure.

               Can you detail the revenues for the quarter in terms of the difference? Can you provide some analysis for what you said? I'm assuming just kind of straight line in Improvements, and of course, that's the bulk of it. But could you, you know, provide maybe some more detail there?

Ed Lambert:    Sure. I'd be happy to. I gave you the outline for the 26-week period, let me give it to you for the second quarter.

Kyle Krueger:  Yeah.

Ed Lambert:    And that will be contained in the 10-Q that will be coming out next week.

               For the second quarter period alone, net revenues decreased $19.6 million. Of that $15.2 million is related to Improvements, and there's an additional $1.2 million related to Domestications Kitchen & Garden, Kitchen & Home, and Encore.

Kyle Krueger:  Okay.

Ed Lambert:    So those are the biggest components.

Kyle Krueger:  Great. Perfect. So that's what I'm looking for.

               And now that you've decided to take Gump's off the market, can you be at all more specific about the outcome of that process?

Ed Lambert:    Well, the way I would suggest is, as with any corporation, we are going to deal with it in the best interest of the shareholders.
               And if somebody writes or approaches us about any of our business units, we would look into what they have to say. Obviously, we have a strategy that focuses around our home core business -
               Domestications and The Company Store - those are the strong brands doing well and we will continue to reconfigure assets focusing on those two. We've been very open that the other divisions such as International Male and

               Gump's are not part of our core, but we've been very pleased with what the management teams are doing in those businesses and turning around the performance, and we're seeing improvement. As long as they continue to improve and unless someone's going to offer something that's in the interest of the shareholders, well they'll continue to be part of our portfolio.

Kyle Krueger:  Is Gump's profitable at this point?

Ed Lambert:    We don't comment on the individual brands or the revenues or profits of our individual business units.

Kyle Krueger:  Okay.

Ed Lambert:    But we'll say Gump's performance has improved over where it was in prior periods.

Kyle Krueger:  Yeah, yeah. And I would imagine that you are unable to talk about any specifics related to the level of interest. I mean any dollar values or anything like that.

Ed Lambert:    That's correct.

Kyle Krueger:  Yeah.

Ed Lambert:    Obviously, other considerations are strategic alignment of our divisions, but also we recognize that we have a big chunk of preferred debt out there that needs to be paid, and we are focused on growing the company profitability to be able to do that. And just - we're not going to be dumping assets just in the interest of getting rid of assets. We're going to do what's in the best interest of our shareholders.

Kyle Krueger:  Right. I appreciate that.

               Can you tell us what level of revenues corresponds to the EBITDA guidance that you provided us with for the year?

Ed Lambert:    To be honest, I can't recall exactly what guidance I've given on revenues. Before it was in the $460, $470 million range, but I don't want to quote on this because I'm not a hundred percent sure. But the revenue guidance is also not going to change from what we had given at the beginning of the year. We're still sort of on that. But I'll make a point of updating that when we do our next conference call.

Kyle Krueger:  Okay.

Tom Shull:     I'll add to that too. I mean the problem, Kyle, is, as you well know, the uncertainty - we were very bullish at the end of June, and then we did run into a couple of tough weeks in July. And that's why we're not changing our guidance on EBITDA certainly going forward. If the economy were to have some setbacks like we did in July, then, you know, even our sales line might be adversely impacted relative to what our guidance was.

               So just bear in mind as a cautionary note, you know, it seems very unpredictable out there, and certainly, in this environment, we're very pleased with what we've been able to achieve. And relative to our competitors, as you pointed out, we're doing very well. So we just need to tough it out during this period, and, hopefully, we'll have a very strong fourth quarter. And I hope that, you know, quickly the American people come back to shop, which we believe is likely to be the case particularly once we get back past the anniversary of the tragic events of 9/11. I think we need to psychologically get past that point. It's my belief, you know, after that, we should see a very good fourth quarter. But we need to get past that point.

Kyle Krueger: Okay. What can you provide in terms of circulation that - I mean
               - you know, generally, what is your plan for the balance of the year in terms of circulation? I mean, you know, to what extent are you, you know, successful in, you know, up selling, you know, the 12-months file with, you know, the new, you know, brand or branding strategy that you tried to implement? I mean what can you say about that?

Tom Shull:     Well, again, we don't give a lot of specifics. What I can say is that we are going forward with a very aggressive Buyers' Club program in most of our brands. And those are working very, very well. We also obviously have that partnership with MemberWorks - that has been a strong partnership that's certainly better than the Shoppers' Edge. The partnership was on a lot of levels. And that continues - that conversion continues to be very good and certainly satisfactory to MemberWorks, our partner.

               So we're getting better and better at it and our telemarketing associates are outstanding. And we've been - I think I mentioned this in an earlier call - that we were assessed by a number of outside parties as far as our telemarketing capability is concerned. And we have an incredibly, well-focused, well-trained telemarketing group under Cathy Teixeria and Mike Contino's leadership. So we continue to explore ways to upsell, focused primarily on programs that are related to our product or of, you know, sincere interest to our customers. What we don't want to do is offer upsells that are just totally off, you know - off in left-field, if you will - relative to what our customers' needs and wants are. So we're very clear about making sure of it - that whatever we do offer in terms of up sells, there's something of interest.

Kyle Krueger:  Did net sales continue the same trend? You know, strong sequential growth, you know, big year-over-year growth, and an increasing percentage of the mix of revenues?

Ed Lambert:    In terms of net sales, I think, what we're now seeing is not big growth. Well, as you said, there's an overall trend, the top line is in the decline. But when you factor out, most of that is accounted for by the failure of other business units. We have not reported big net sales gains.

Kyle Krueger:  No. I mean, Internet sales.

Ed Lambert:    Excuse me, Internet sales.

Kyle Krueger:  I'm sorry. Were Internet sales up as a greater percentage of the mix during the quarter? Are you still seeing the same trend there?

Tom Shull:     Yes, we do. We are seeing very positive trends on Internet sales.
               We continue to do very well with our e-mail strategy, which has been very productive. And we're pursuing our Internet strategy vigorously. We, as you know, do have a - we've signed an agreement now with an affiliate program with the major player in the industry. We cannot announce who that is. It will be launched in the fourth quarter, but we can't announce it until we've been given approval by the other partners in the affiliate partnership. Before we can announce it, I would believe me - I'd love to on this call make the announcement, but we can't. We have actually signed. We have a signed contract though, so we're real pleased with that, and we hope at the next call to make a very positive announcement.

Kyle Krueger:  So that's the big deal that you talked about last quarter.

Tom Shull:     Correct. And we have also signed a deal with Experian to do our list processing, which we didn't announce last time. Experian, as you well know, is that - they're experts in the field of list processing. We hope to see very positive signs in our work with them. They're very effective because they have such scale and that's their focus, that's their only business to manage efficiently. And we expect to see very promising results from more efficient circulation as a result of that partnership.

Kyle Krueger:  Yeah. Now I know that you've got most, if not all, your catalogs up on one of the amazon.com, you know, amalgamation sites for catalogs. Is that different than the big deal that you've got signed?

Ed Lambert:    That amalgamation that you refer to is not something under our control. That's not something that we've been involved with. I'm not yet sure exactly what Amazon is doing in that area. That's not a part of any agreement with anyone.

Kyle Krueger:  Okay. Got you. Thank you and I'll let somebody else jump in.

Operator:      Our next question comes from David Smith with Smith Capital.

               Please proceed.

David Smith:   Nice quarter, thank you.

Ed Lambert:    Hi, David. How are you doing?

David Smith:   I'm doing well...off the golf course, at least.

               I have a couple of questions. First of all, from a financial point of view, I get a little confused on your interest expense. And I say that, you know, it's quite significant as a percentage of your top line. It looks like it's, you know, close to a 10% to 20% run rate. Why is that so high?

Ed Lambert:    Well, I don't believe, it's not. If you look at our interest expense, for example, for the 26 weeks - $2.7 million, it's not 10% of the overall line. And there are other fees coming in there as well as interest. What we did is make adjustments to the covenant restrictions in March of this year. There were fees associated with that and they get thrown in there as well.

David Smith:   Okay. So you're amortizing it.

Ed Lambert:    Yeah, that is correct.

David Smith:   Okay, so you're basically - now will that go down in the next couple of quarters?

Ed Lambert:    It could, but there are other additional fees as part of our negotiating with the banks to ensure we have adequate availability that may be in there as well.

David Smith:   Because I remember you had said in the first quarter call, when I asked about interest expense for the year, it was going to be around $4 million.

Ed Lambert:    Yeah, that's correct.

David Smith:   And right now, you've got about $1-1/2 million to go before your
               $4 million.

Ed Lambert:    Well, the actual plan for the year is somewhere around $4.5 million or something like that. So if we're careful we can fit within our plan and that's not - it's because we're pursuing changes to our facility that are necessary.

David Smith:   Okay. I couldn't reconcile it, and I figured out how you had $28 million in outstandings plus the $3 million and you're still up to around close to $3 million in interest expense for the first half. It's just that it didn't make any sense to me.

               To the signed agreement in the e-commerce. Now, can you kind of describe it generically?

Ed Lambert:    We'd love to, but we cannot. Again, there are multiple parties involved in this agreement, and we don't have control over that, and so...

Tom Shull:     The major party that's in the agreement - we've approached them and they have been very consistent that we not announce anything until we launch.

David Smith:   Not even a generic way it might work?

Tom Shull:     No. Sorry. I'm very sorry. Really, we'd love to. We've been pushing them very hard, and they have not, so far, allowed us to say anything.

David Smith:   But you believe this will go into the - will be implemented and ready for the -- fourth quarter?

Tom Shull:     Partly implemented in the fourth quarter. It may not affect all the brands until the early part of next year. It will be - it will involve all of our brands but not until next year.

David Smith:   Okay. And the reconciliation of this Richemont preferred, which is taking, you know, a huge amount out of the company, and your reluctance to sell something in order to just take it down somewhat...

Tom Shull:     We have no reluctance to sell. Unfortunately, so far, the only offers we've got - and I want to make this very clear - were really low ball offers to what we think are assets that are, in some cases, worth two to three times what we've been offered. And we're very rational about it. We have - we're working with Houlihan Lokey who have given very good guidance about what we should expect in this environment - a very tough M&A environment.
               But we haven't even been able to get offers that meet what I would call, you know, benchmark values in this very tough environment.

David Smith:   Are you talking at all to strategic partners? I mean is there an interest?

Tom Shull:     We talked and we are open to anything.

David Smith:   I understand, but, you know, the type of strategic buyer, are they in the market at all?

Ed Lambert:    Given the overall softness you see in the economic climate I think there's been some push back. I mean we have continuing dialogues with potential strategic partners for this company. We keep in touch and we have conversations, but I think you're seeing overall in the last quarter, some falling back in that type of M&A interest.

David Smith:   Is there a possibility that now that the company is achieving some early good results - I mean some very good results relative to the past - to be able to do a fairly large re-financing package?

Ed Lambert:    As we approach - if we continue on the track we're doing - in the
               EBITDA that we anticipate we will be able to realize in the next year - that's obviously an option that we're going to consider.
               Now, obviously, when you look at our preferred right now, there is no dividend payment. There is just an increase each quarter in the redemption price, so you have to hit earnings. But from a cash standpoint, that's much better than, say, paying interest on mezzanine debt. But that's clearly an option that we're going to look at because we have an obligation to our preferred.

David Smith:   That's what I was trying to get at - the point is that it would seem to me that if your EBITDA remains in that category, and you continue to grow your Internet business, which clearly is related to your EBITDA growth over the near future, that would give some credence to obtaining a very large financing package that would offer cash to get out of it, and possibly a reduced principal payment. I presume you all are looking at that.

Ed Lambert:    We will consider all options.

Tom Shull:     We've talked to at least four major banks about that kind of possibility, and, at this point, they're not prepared to give us something that's acceptable or would provide the liquidity that we would need to make much progress with the preferred.

Ed Lambert:    But again, I would point out that when we have sufficient EBITDA to support us, you know, that type of financing you talked about, we also have to take into account the cash needs of the company and the cash requirements of that kind of facility versus what we have right now.

David Smith:   I understand. Okay. One final question would be the question of consideration of a reverse stock split. Is that an option, no longer an option?

Ed Lambert:    It's something that we continue to look at in terms of, again, what's in the best interest of our shareholders. I will note that the American Stock Exchange does not have the same requirement as some of the other exchanges in terms of the pricing levels, so that's a different case for us than if we're on another exchange like the NASDAQ. But it is an option we will, you know, continue to look at, but we have no plans to move in that direction yet.

David Smith:   Okay. That's all I have. Thank you.

Tom Shull:     Thank you very much.

Operator:      Ladies and gentlemen, if there are any additional questions, please press the 1 followed by the 4 on your telephone.


               (Michael Hangerman) with (Dormm, Inc.), please proceed with your question.

Michael Hangerman):      Hi, I was just curious about your competition. And when
               you look at the market caps of your competition, and you look at their revenue numbers and EBITDA, how would you compare yourself to the competition as far as where your current market cap level is?

Ed Lambert:    I think our current market cap is influenced not only by the financial performance but also the leverage you see on the balance sheet. When we look at, let's say, peer companies', great performance is between 7 and 10 % of EBITDA as a percent of sales.

               There are some structural impediments for us in terms of getting there such as, you know, relevant from a scale 10-point, relatively small size. So that's why we're not going to give you guidance, that we're going to be able to head in that direction the next year or two. But we have told you before that our target
               - as we solidify the operating performance here and grow the sales is to be able to get EBITDA as a percent of sales somewhere in the, you know, 3-4-5 % range over that couple of years. And that would compare very favorably, I think, with our peers when you factor in the scale and focus issues for our company.

(Michael Hangerman):     When you look at your company from a marketing point of
               view, like if you look over the past quarter, basically there were no press releases at all that have come out, so your basic policy is not to do these press releases on sort of what's going on with the company and stuff like that.

               From a shareholder point of view, do you think it makes sense maybe to put out maybe one or two press releases per quarter just to keep people informed as to, sort of, how things are going in the company instead of just using the quarterly conference calls as the information vehicle?

Ed Lambert:    Our philosophy is, one, if we have something material to share, we absolutely will share. And, you know, between quarters obviously we're going to focus on the results that we can share with you in the financial results. But we don't want to have a whole bunch of press releases just for the sake of having press releases. We want to be able to keep you updated when material events happen for the company. And we think that's in the best interest of the shareholders.

(Michael Hangerman):     Okay, great. Thank you very much.

Operator:      Our next question comes from (Bill Synclesteam) with (Mark Bouer and Co.) please proceed with your question.

(Bill Synclesteam):      I just want to follow up on the reverse split question,
               and ask what management feels is the advantage of the stock trading below a dollar? Do w see an advantage to the stock trading below a dollar?

Tom Shull:     We do. One of the issues, Bill, is it is very expensive to do a reverse split. And we want to time it so that if we ever did something like that we're not - we time it around events, which we believe -- the fourth quarter will represent for us a very positive fourth quarter -- and review it after that because, I think, we'll then be in a very solid position to argue for something like that and actually we will be in a better cash position to absorb the cost of doing something like that.

(Bill Synclesteam):      Thank you.

Operator:      We have a follow-up question from David Smith with Smith Capital.
               Please proceed.

David Smith:   Thank you. You mentioned the EBITDA numbers over a period of years. In the previous call you said that the Internet sales margin was such that you could drive the EBITDA numbers relatively rapidly to higher numbers given market conditions allowing that. Is that not true now?

Ed Lambert:    No. Obviously, if we see the Internet sales continue to drive at our higher margins, that will obviously influence our outlook for the out years. But I think we have told you in the previous call we're looking at somewhere between 4 to 5 % of EBITDA as a percent of sales, and that's the target that we're looking for.

Tom Shull:     But that doesn't mean that if the affiliate program that we're going to be announcing is very very successful that we wouldn't change our guidance going forward. But we can't - at this point we have to be cautious about what our expectations are right now.
               We don't have any built-in expectations for that particular program other than the fact we know it's going to be positive, and it should be very positive. But we just don't know, and I don't want to give guidance until we have tested it with at least one brand. And then, once we have a test case and we can pro forma from that, then we can give better guidance to our shareholders.

David Smith:   If I remember correctly, you said that basically the EBITDA variable margin would be in the 30% area from Internet sales? Is that still correct?

Tom Shull:     That is correct. Right now the problem is, as we said before, we have to grow through affiliate programs more than we can internally.

               Internally, we're limited because - let me give you an example. When we do e-mails, for example, we have to time the e-mails around when our catalogs strike to make sure we don't offer something in an e-mail because most of e-mails are highly promotional. We don't offer something in an e-mail that is offered in a catalog at a 20% higher price. So we just have to be very careful how we, you know, conduct our e-mail strategy, and obviously that really helps to drive our Internet sales.

               In addition, you know, we continue to revamp our sites, and as we do that we do get significant uptake in sales; but it does take capital to revamp the Internet sites, so we have to do it in a measured way because we don't have, as you know, we don't have significant capital to invest at this point.

David Smith:   Okay. So, I see what's your stand. Okay, thank you.

Tom Shull:     Sure. Thank you.

Operator:      Once again, ladies and gentlemen, if there are any additional questions please press the 1 followed by the 4 at this time.

               (White West), with Morgan Stanley, please proceed.

(White West):  Yes. Just wondered about the postage cost. How many catalogs are you mailing annually now, and has there been any impact from increased postage cost? And is there any kind of program underfoot to eliminate multiple duplicate mailings because it seems like I hear people talking about getting, you know, many multiple copies of the same catalog, or is that intentional?

Tom Shull:     We ship about 240 million catalogs a year. That answers your first question. As it relates to our process for managing the list, as I've mentioned earlier in our call, we have just signed on with Experian who are experts in list processing, who we believe will help us significantly in managing our circulation and becoming more efficient. And what I mean by that is making sure we don't send catalogs to people that are, unfortunately, no longer on the earth.

               It's just one of a number of things that we outsource because internally we don't have a large group to manage the process. We're just not as efficient. We have a great group of people that are dedicated to that, but we aren't as good. We don't have the scale as does Experian in effecting it. So we believe Experian will be a very strong partner, and certainly they're promising us that we're going to get significant savings in our catalog cost and efficiency as a result of our partnership with them. So, again, we're on a sort of a wait-and-see mode, but we believe that will address your concern.

               We also have been very rigorous in looking at our circulation to basically the list that have not been very productive particularly in the recent past. So we're constantly reviewing, you know, our whole circulation strategy and focusing primarily on our 12-month file, our most loyal customer to our various programs and those kinds of things. So that has also helped us reduce our circulation cost significantly.

               We are concerned about the increase in postage cost, which is, I think, also part of your question. But we think we can manage that through our, again, tightening up our circulation strategy and making sure that we increase our response rate but reduce circulation.

(White West):  Thank you.

Operator:      Gentlemen, I'm showing no additional questions at this time.
               Please proceed with your presentation or any closing remarks you may have.

Ed Lambert:    We thank you very much for your time and your questions, and we look forward to talking to you again. We will give you an update at the end of the third quarter. If we have any material information between now and then, we'll be happy to share that with you in the form of a press release in the interim. Thank you for your time, and we appreciate your support of the company.
               Take care and have a good day.

Tom Shull:     Thank you very much.

Operator:      Ladies and gentlemen, that does conclude your conference call for today. We thank you for your participation and ask that you please disconnect your line.

The conference call ended at 1:35 p.m. Eastern Time.

EXHIBITS

Exhibit 20.1 Press Release dated August 7, 2002, announcing operating results for the thirteen and twenty-six weeks ended June 29, 2002.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       HANOVER DIRECT, INC.
                                       ----------------------------------------
                                                      (Registrant)

August 12, 2002                        By:        /s/ Edward M. Lambert
                                       ----------------------------------------
                                       Name:  Edward M. Lambert
                                       Title: Executive Vice President and
                                                Chief Financial Officer